Exhibit 3.5

SOUTH JERSEY INDUSTRIES, INC.

Certificate of Amendment of the
Certificate of Incorporation

To:	The Secretary of State of the State of New Jersey

Pursuant to the provisions of Section 14A:9–2 (4) and Section 14A:9–4 (3) of Title 14A, Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment of its Certificate of Incorporation.

1.	The name of the corporation is South Jersey Industries, Inc. (“Company”).

2.	The amendment to the Certificate of Incorporation, which is set forth in full in the following resolution, was duly adopted by the shareholders of the Company on April 23, 1987:

RESOLVED, That the Certificate of Incorporation of the Company, as heretofore amended, be further amended to (a) change and reclassify each issued share of Common Stock (including any treasury stock), par value $2.50 per share, on the date such amendment becomes effective into two shares of Common Stock, par value $1.25 per share, thus effecting a two-for-one stock split, and (b) increase and reclassify the authorized Common Stock from 7,500,000 shares, par value $2.50 per share, to 20,000,000 shares, par value $1.25 per share; and that such amendments be effected by filing a Certificate of Amendment to such Certificate of Incorporation, as heretofore amended, in accordance with the laws of New Jersey which (i) provides that on the effective date stated in such Certificate of Amendment (which shall be a date not later than 30 days after the date of such filing) each issued share of Common Stock (including any treasury stock), par value $2.50 per share, shall be changed and reclassified into two shares of Common Stock, par value $1.25 per share, and (ii) amends the first paragraph of Article THIRD of such Certificate of Incorporation to read in its entirety as follows:

THIRD: The aggregate number of shares which the corporation shall have authority to issue is 22,500,000 shares, divided into two classes consisting of 20,000,000 shares of Common Stock (“Common Stock”), of the par value of $1.25 per share, and 2,500,000 shares of Preference Stock (“Preference Stock”), without par value.

3.	At the time of the action of the shareholders:

(a)	The total outstanding stock of the Company consisted of 3,781,856 shares of Common Stock.

(b)	The number of such shares entitled to vote was 3,781,277.

4.	In the action take by the shareholders:

(c)	The number of such shares voted in favor of the amendment was 2,796,163.

(d)	The number of such shares voted against the amendment was 197,539.

5.	Upon the effective date of this Certificate of Amendment, each of the 3,781,856 issued shares of Common Stock of the Company, par value $2.50 per share (including any shares thereof held in the treasury of the Company), shall be changed and reclassified into two shares of Common Stock of the Company, par value $1.25 per share, or an aggregate of 7,563,712 issued shares, and the aggregate amount of capital of the Company represented by said 3,781,856 shares of Common Stock, par value $2.50 per share, shall be and become the capital represented by said 7,563,712 shares of Common Stock, par value $1.25 per share. Each stock certificate of the Company issued at the time of the effective date of this Certificate of Amendment that represents immediately prior thereto one or more shares of Common Stock of the Company, par value $2.50 per share, shall, upon such effective date, represent the same number of shares of Common Stock of the Company, par value $1.25 per share. There shall then be issued to and in the name of each holder of such a certificate an additional certificate for the same number of shares of Common Stock of the Company, par value $1.25 per share, so that each such holder will hold certificates representing two shares of Common Stock of the Company, par value $1.25 per share, immediately after such effective date for each one share of Common Stock of the Company, par value $2.50 per share, represented by certificates held by him immediately prior to such effective date.

6.	The effective date of the foregoing amendment to the Certificate of Incorporation of the Company shall be the close of business on May 1, 1987.

Dated: April 23, 1987

SOUTH JERSEY INDUSTRIES, INC.

By:	/s/ William F. Ryan
William F. Ryan, President

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